Exhibit 99.1

Limited Liability Company Agreement of Calamos Holdings LLC

     In connection with the Reorganization, Calamos Family Partners, Inc., John P. Calamos and our company will enter into a limited liability company agreement, pursuant to which we will become the sole Manager of Calamos Holdings LLC. As the sole Manager of Calamos Holdings LLC, we will have unilateral control over all of the affairs and decision making of Calamos Holdings LLC. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Calamos Holdings LLC and the day-to-day management of Calamos Holdings LLC’s business. Furthermore, we cannot be removed as the sole Manager of Calamos Holdings LLC without our approval.

     Pursuant to the limited liability company agreement, cash will be distributed to members, and profits and losses will be allocated among members, in accordance with their respective equity interests in Calamos Holdings LLC. Also pursuant to the limited liability company agreement transfers of membership units of Calamos Holdings LLC will be restricted. John P. Calamos and Calamos Family Partners, Inc. and its affiliates may transfer some or all of the membership units owned by it to (a) John P. Calamos, Nick P. Calamos and John P. Calamos, Jr., any of their immediate family members, any entity in which one or more of them owns a controlling interest of the outstanding voting securities, any trustee of a trust (or such trust) for the primary benefit of any of them, or the executor, administrator, guardian, conservator or trustee of the estate of any of them, if applicable (a “CFP Permitted Transferee”), (b) to us in exchange for Class A Common Stock in accordance with our amended and restated certificate of incorporation or (c), in the case of a trust referred to in clause (a) above, pursuant to the terms of the applicable trust agreement or pursuant to applicable law; provided, however, that the Manager of Calamos Holdings LLC is reasonably satisfied that the transfer will not cause Calamos Holdings LLC to qualify as a “publicly traded partnership,” as that term is defined in Section 7704 of the Internal Revenue Code; and provided further that Calamos Family Partners, Inc. will not be prohibited from transferring any of its membership interests in connection with a merger or consolidation or any transaction having the same effect approved in accordance with our bylaws.

     If beneficial ownership of membership units is transferred to any person that is not a CFP Permitted Transferee, the record holder of such membership units shall cease to exercise any rights or powers of a member, and such units shall not count towards the number of votes the record holder is entitled to exercise in the event such record holder held shares of Class B common stock; provided that such record holder shall continue to be entitled to the economic benefits associated with such membership units.

     The limited liability company agreement of Calamos Holdings LLC will provide that consent of all members will be required to:

•	amend the limited liability company agreement,

•	admit new members; provided, however, that no member may block the admission of a new person as a member following a merger or consolidation or any transaction having the same effect, or of any CFP Permitted Transferee,

•	require additional capital contributions by any member, and

•	voluntarily dissolve Calamos Holdings LLC.

     In addition to a voluntary dissolution, Calamos Holdings LLC will be dissolved upon, among other things, the bankruptcy of any member or upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed, first, to the payment of debts and liabilities, second, to the establishment of reserves necessary for any contingent liabilities and, third, to the members pro rata in accordance with the percentages of the respective positive balance of their respective capital accounts.